Contacts:

(1)      Rick Pierce                                Douglas MacDougall
V.P., Finance & Investor Relations                  Chris Erdman
SafeScience, Inc.                                   Feinstein Kean Partners Inc.
(617) 422-0674                                      (617) 577-8110
www.safescience.com                                 www.fkpi.com
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II.      FOR IMMEDIATE RELEASE
         ---------------------

A.       SAFESCIENCE, INC. ANNOUNCES $4.7 MILLION PRIVATE
         PLACEMENT OF SECURITIES

BOSTON, MA, JANUARY 12, 2001 - SafeScience, Inc., (Nasdaq: SAFS) today announced that it has raised $4.7 million in net proceeds from an institution and accredited investors. In connection with this financing, the company issued approximately 3,960,000 shares of common stock at $1.19 per share and fixed-price-cash warrants to purchase approximately 1,964,000 additional shares at an average weighted price per share of $2.56, exercisable for a period of five years. No future price adjustment mechanisms were provided in the financing.

The common stock sold has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States, except pursuant to an applicable exemption from the Securities Act registration requirements.

The company intends to use the proceeds from the sale of its common stock to further advance the Phase II clinical development of GBC-590, its lead drug candidate, and to provide it with working capital for other general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock. This press release is being issued pursuant to Rule 135c under the Securities Act.

a.       Safe Harbor Statement
Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks of product non-approval or product development and market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing and other collaborative relationships, the results of financing efforts, developments regarding intellectual property rights and litigation, and other risks identified in the Company's Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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